Exhibit 99.1

Echo Therapeutics Announces First Quarter 2012 Financial Results

Philadelphia, PA – May 11, 2012 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing its needle-free Symphony® tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system and its Prelude® SkinPrep System for transdermal drug delivery, today announced financial results for the quarter ended March 31, 2012.  Echo’s Quarterly Report on Form 10-Q as filed with the SEC is available through Echo’s website at www.echotx.com.

Recent Corporate Highlights

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Echo initiated clinical studies of its Symphony tCGM System in critically ill patients in two hospitals.  The company announced positive results from its clinical study conducted at Tufts Medical Center in Boston, Massachusetts.  Data from that study demonstrated that Symphony reliably monitored glucose levels in an intensive care unit.  Results from the second study are expected in the second quarter.

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Echo announced the issuance of multiple patents that provide its products with long-term market protection.  Echo has obtained 6 U.S. patents and 65 foreign patents, and has 35 U.S. and foreign patent applications pending.

“We continue to advance the significant clinical and product development progress we made during 2011, including our recent announcement of positive results from our Symphony trial in critically ill patients at Tufts Medical Center.  We are highly encouraged by the success of the trial and believe Symphony offers a potential to advance the standard of care regarding glycemic control in the hospital critical care setting,” commented Patrick T. Mooney, M.D., Chairman and Chief Executive Officer of Echo Therapeutics.  “With several important milestones still ahead, we look forward to increased shareholder value and bringing Symphony closer to commercialization.”

First Quarter 2012 Financial Results

Echo’s net loss for the first quarter of 2012 was $3.0 million, or ($0.08) per share, compared to $6.6 million, or ($0.20) per share, for the first quarter of 2011.  Operating loss for the first quarter of 2012 was $3.2 million compared to $1.6 million for the first quarter of 2011.  Research and development expenses were $1.4 million for the first quarter of 2012 compared to $0.9 million in the prior year.  The increase in research and development expenses are primarily related to increased manufacturing, development and clinical expenses, as well as personnel costs.  General and administration expenses were $1.9 million for the first quarter of 2012 versus $0.9 million in the prior year.  The increase in general and administrative expenses was primarily due to increased personnel and facility costs, as well as legal and other Nasdaq and public company expenses. The Company reported a cash balance of approximately $5.9 million as of March 31, 2012.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's ongoing studies, including the safety and efficacy of Echo's Symphony tCGM and Prelude SkinPrep Systems, the failure of future development and preliminary marketing efforts related to Echo's Symphony tCGM and Prelude SkinPrep Systems, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners’ ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony tCGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony tCGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104

Connect With Us:
- Visit our website at www.echotx.com
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- Join us on Facebook at www.facebook.com/echotx

Echo Therapeutics, Inc. Condensed Consolidated Balance Sheets
	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$5,910,213	$8,995,571
Cash restricted pursuant to vendor letter of credit	250,000	250,000
Other current assets	317,624	317,940
Total current assets	6,477,837	9,563,511
Net property and equipment (including assets under capitalized leases)	370,549	317,731
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Restricted cash, deposits and other assets	10,816	20,565
Total assets	$16,484,202	$19,526,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$636,658	$365,298
Deferred revenue	123,708	123,708
Derivative warrant liability	803,794	1,035,337
Accrued expenses and other liabilities	389,059	968,120
Total current liabilities	1,953,219	2,492,463
Deferred revenue, notes payable and capital lease obligation, net of current portion and discounts	34,220	65,755
Total liabilities	1,987,439	2,558,218
Commitments
Stockholders' Equity:
Convertible preferred stock, Series C & D	30,160	30,160
Common stock	388,363	385,442
Additional paid-in capital	98,634,017	98,116,327
Common stock subscribed for but not paid for or issued	-	6,667
Accumulated deficit	(84,555,777)	(81,570,007)
Total stockholders' equity	14,496,763	16,968,589
Total liabilities and stockholders' equity	$16,484,202	$19,526,807

Condensed Consolidated Statements of Operations
	Three Months Ended March 31,
	2012	2011

Licensing revenue	$30,927	$121,455
Other revenue	-	108,087
Total revenues	30,927	229,542

Operating Expenses:
Research and development	1,391,645	865,950
Selling, general and administrative	1,859,404	918,750
Total operating expenses	3,251,049	1,784,700
Loss from operations	(3,220,122)	(1,555,158)

Other Income (Expense):
Interest income (expense), net	2,809	(10,671)
Loss on extinguishment of debt/payables	-	(1,514)
Derivative warrant liability gain (loss)	231,543	(3,029,897)
Other income (expense), net	234,352	(3,042,082)
Net loss	(2,985,770)	(4,597,240)
Deemed dividend on beneficial conversion feature of Series D Convertible Preferred Stock	-	(1,975,211)
Accretion of dividends on Convertible Perpetual Redeemable Preferred Stock	-	(45,684)
Net loss applicable to common shareholders	$(2,985,770)	$(6,618,135)
Net loss per common share, basic and diluted	$(0.08)	$(0.20)
Basic and diluted weighted average common shares outstanding	38,742,976	32,637,146

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